NEWS RELEASE

EVEREST RE GROUP, LTD.
Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

Contact: Craig Howie
Executive Vice President and Chief Financial Officer
Everest Global Services, Inc.
908.604.3169
For Immediate Release

Everest Re Group Announces Net Reserve Adjustments for Second Quarter 2018

HAMILTON, Bermuda – July 19, 2018 – Everest Re Group, Ltd. (NYSE: RE) announced today that it expects to report a charge for net reserve adjustments of approximately $250 million, after tax, for the second quarter of 2018.  These reserve adjustments are related to prior year catastrophe events and include a partial offset from favorable prior year development of non-catastrophe reserves.

The prior year catastrophe adjustments primarily relate to the 2017 hurricane events – Harvey, Irma and Maria.  The increase in estimates was mostly driven by re-opened claims reported in the second quarter and loss inflation from higher than expected loss adjustment expenses and, in particular, their impact on aggregate covers.

In addition, current year weather related events are expected to result in a second quarter charge of approximately $25 million, after tax.

Everest expects to report net income for the second quarter of 2018.

Commenting on these adjustments, Dom Addesso, the Company's President and Chief Executive Officer, said "Losses from events like the industry experienced in 2017 are difficult to estimate.  The number of re-opened claims and the extraordinary surge in LAE were well above the market expectation.  Nevertheless, it is helpful to keep this loss development in context.  We are in the business of absorbing volatility and over the last five years we have generated over $3.5 billion in profits from our property catastrophe portfolio.  Our portfolio in 2018 is positioned to deliver even better margins.  Additionally, the non-cat reinsurance portfolio and the insurance book continue their favorable trends and should produce an excellent result in the second half of the year."

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company.  These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest Reinsurance Company (Ireland), dac, provides reinsurance to non-life insurers in Europe. Everest Insurance® refers to the primary insurance operations of Everest Re Group, Ltd., and its affiliated companies which offer property, casualty and specialty lines insurance on both an admitted and non-admitted basis in the U.S. and internationally. The Company also operates within the Lloyd's insurance market through Syndicate 2786. In addition, through Mt. Logan Re, Ltd., the Company manages segregated accounts, capitalized by the Company and third party investors that provide reinsurance for property catastrophe risks. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestregroup.com.

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